SHAREHOLDER
NEWS

Bank First
CORPORATION

MAY 2021

Annual Meeting to be held virtually on Monday, June 14

Bank First Corporation will host its 2021 Annual Meeting of Shareholders in an online-only, virtual format on Monday, June 14, 2021 at 4:00 p.m., Central Daylight Time.

The virtual format does not affect your ability to vote in advance of the Annual Meeting using one of the methods set forth in the Proxy Statement. We encourage all shareholders to vote their shares as soon as possible to ensure a quorum at the Meeting. All holders of record of outstanding shares of Bank First Corporation common stock on March 29, 2021 are entitled to vote.

Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote and submit your proxy online, by telephone, or by mail.

We encourage all shareholders to ask questions and provide comments in advance of the Meeting by contacting our Investor Relations team at (920) 652-3360 or IR@bankfirstwi.bank. Our Chairman of the Board of Directors, Mike Ansay, our President and CEO, Mike Molepske, and our Chief Financial Officer, Kevin LeMahieu, will make every effort to answer your questions and respond to your comments during the Meeting.

Advanced Registration is Required!

Shareholders can register online:
https://bankfirstwi.bank/2021annualmeeting.html

MESSAGE FROM THE CEO



MIKE MOLEPSKE

To our shareholders,

Over the past year, we have all had to adapt to a world that seemed more like a science fiction movie than reality. In addition to a health crisis, the pandemic caused an economic calamity which produced unemployment rates not seen since the Great Depression. All our lives have been changed in ways we would have never imagined.

It has been everyone's responsibility to keep each other safe by wearing masks, remaining socially distanced, and avoiding contact with those of us most at risk from the virus. Health care workers have been at the frontline of the health crisis produced by the pandemic. We all thank them for their tireless efforts to reduce suffering and save lives.

As community bankers, we have been at the frontline of the economic crisis the pandemic caused. Throughout the pandemic Bank First provided deferrals for over 370 loans to businesses and over 180 loans to individuals. In addition, our staff assisted our customers with thousands of electronic banking questions each month. We have experienced nearly a 20% increase in the use of our online and mobile banking products with the fastest growing demographic being customers over the age of 70.

When the Paycheck Protection Program was rolled out by the Small Business Administration, we embraced it and our team jumped to action to assist our business customers. Over 70 employees were reassigned to assist with the program and scores of our bankers worked evenings and weekends. Over the past year, we have made 2,900 Paycheck Protection Program loans totaling nearly $375 million. To date, $185 million in loans have been forgiven and we anticipate most of the remaining balances will be by the end of the year. Included in these numbers are 175 new business customers whose previous financial institutions were either unwilling or unable to assist them with the program.

To stimulate the economy, at the beginning of the pandemic, the Federal Reserve moved quickly to lower interest rates. In under two weeks, the Fed reduced its benchmark overnight rate by 1.5%, the most dramatic decrease in decades. Historically low interest rates caused a frenzy of mortgage loan refinancing and home purchases. This mortgage boom has yet to slow down. In the first quarter of 2021 we closed 592 secondary market mortgage loans totaling more than $115 million. This production greatly exceeded what we saw in the first three months of 2019 and 2020 which was $8.6 million and $36.1 million, respectively. In just two years, the total amount of the secondary market loans Bank First services nearly doubled to $630 million.

We are proud of the hard work and dedication our staff has displayed over the past year. Our team of bankers did their part to serve our customers and communities during this pandemic. We want to thank the health care workers, emergency responders, grocery store clerks, transportation workers, and everyone else for doing their parts to aid our communities.

Be safe!

Mike

Michael B. Molepske,
CEO and President
(920) 652-3202

Bank First Corporation Financial Results
for three months ended March 31, 2021

FIRST QUARTER



KEVIN LEMAHIEU
Chief Financial Officer
(920) 652-3362

Total assets for the Company increased by 29.4% to $2.85 billion at March 31, 2021, compared to $2.20 billion at March 31, 2020. Loans grew by $463.7 million, representing a 26.3% increase in loans year-over-year. Deposits increased by $600.8 million during this same period, or 32.5%. The primary drivers of these year-over-year increases were the acquisition of Tomah Bancshares, Inc., the parent company of Timberwood Bank, during the second quarter of 2020, and the Company's significant involvement in the Paycheck Protection Program ("PPP"). As Mike Molepske mentioned in his CEO report, loans originated under this program approximated $375.0 million, a portion of which remain in the depository accounts of the loan recipients. Additional government stimulus provided to corporations and individuals in response to the COVID-19 pandemic over the last year have further caused the Company's depository accounts to increase.

Earnings per share for the quarter ended March 31, 2021, was $1.49. This represents an increase of 44.7% compared to earnings per share of $1.03 during the first quarter of 2020. Loans originated under PPP added $2.4 million to interest income for the first quarter of 2021, contributing approximately $0.23 to earnings per share for the quarter. Income from the accounting treatment of loans purchased in the Company's previous three acquisitions contributed $0.05 to earnings per share for the first quarter of 2021 compared to $0.11 for the first quarter of 2020. Net income was $11.5 million for the quarter ended March 31, 2021, compared to $7.3 million during the quarter ended March 31, 2020.

Non-interest income totaled $6.2 million for the quarter ended March 31, 2021, up from $3.9 million during the first quarter of 2020. A primary driver for this increase was a robust retail lending environment, leading to gains on sales of mortgage loans to the secondary market of $2.8 million during the first quarter of 2021, compared to $0.5 million during the first quarter of 2020. Added scale from the Company's recent acquisitions also led to year-over-year first quarter increases in service charge income, from $0.9 million in 2020 to $1.5 million in 2021.

Non-interest expense totaled $12.2 million for the quarter ended March 31, 2021, down from $12.7 million for the first quarter of 2020. The added scale of operations from recent acquisitions led to year-over-year first quarter increases in personnel expense ($0.6 million) and data processing expense ($0.2 million). Offsetting these increases was $0.1 million in gains on sales of other real estate owned ("OREO") by the Company during the first quarter of 2021, compared to losses and negative valuation adjustments on OREO totaling $1.0 million during the first quarter of 2020, a positive variance of $1.1 million year-over-year.

Total shareholders' equity increased by 41.5% to $330.3 million at March 31, 2021, compared to $233.5 million at March 31, 2020. This increase in equity was the result of strong operating results combined with the impact of the acquisition of Tomah Bancshares, Inc.

Quarterly Common Stock Cash Dividend

The Corporation's Board of Directors approved a quarterly cash dividend of $0.21 per common share.

The dividend is payable on July 7, 2021, to shareholders of record as of June 23, 2021.

BFC Stock Repurchase Program

Bank First has a stock repurchase program under which the Corporation may repurchase shares of outstanding BFC stock.

Please contact Mike Molepske at (920) 652-3202 or Shannon Klahn at (920) 652-3222 for further information.

Bank First Corporation earns prestigious financial performance awards



Bank First Corporation is pleased to announce it is one of 25 banks awarded the **Raymond James Community Bankers Cup** for 2020. The ninth annual award recognizes the top 10% of community banks in the nation based on profitability, operational efficiency, and balance sheet metrics. Banks considered for recognition include exchange-traded domestic banks with assets between $500 million and $10 billion as of December 31, 2020.

This is the second year Bank First has been recognized for this accomplishment. In 2020, Bank First reported record earnings for 11 consecutive years.

Bank First Corporation is also pleased to announce it has been named to the **Keefe, Bruyette & Woods (KBW) Bank Honor Roll** for a third year.

Bank First is one of 16 banking institutions across the United States that have been recognized with this honor. To be eligible for the KBW Bank Honor Roll, banks with more than $500 million in total assets must report consecutive increases in annual earnings per share over the past decade. KBW modified criterion to account for the impact of the adoption of current expected credit loss (CECL) accounting on 2020 earnings. Banks that met the annual earnings-per-share growth requirements for all years save 2020, are eligible for inclusion, if in 2020, they reported an annual profit and annual pre-tax pre-provision net income per share growth.

Finally, Bank First Corporation has been named to the inaugural **Hovde High Performers Class of 2021.** The Hovde High Performers Class, by the Hovde Group, recognizes financial institutions with a market capitalization below $1.0 billion at the end of 2020 and who achieve high-performing results in areas such as pre-provision return on assets (ROA), both loan and deposit growth, credit and year-over-year tangible book value per share increases. Efficiency ratio, earnings per share, and full-time equivalent employee productivity were also considered in the selection process.

The Hovde Group Industry Note states, "Running a high-performing institution in a highly commoditized industry is not just about the latest trends in technology, but accretive growth, efficiency, credit management, and hiring the right people to grow the franchise with a high level of customer service."

Of the 291 institutions that trade on a major exchange, Bank First is one of 30 institutions to be included in the class.

FINANCIAL PERFORMANCE

Consolidated Statements of Financial Condition

	3/31/2021	3/31/2020
	(In Thousands)	
ASSETS		
Cash, Cash Equivalents and Fed Funds Sold	$ 261,174	$ 54,153
Investment Securities	173,858	215,802
Other Investments	8,989	7,332
Loans, Net	2,210,361	1,752,275
Premises and Equipment	43,606	36,615
Other Assets	148,211	134,143
Total Assets	**$ 2,846,199**	**$ 2,200,320**
LIABILITIES		
Deposits	$ 2,448,035	$ 1,847,209
Securities Sold Under Repurchase Agreements	47,631	35,786
Borrowed Funds	30,467	67,377
Other Liabilities	16,624	12,266
Total Liabilities	**$ 2,542,757**	**$ 1,962,638**
Total Shareholder Equity	**303,442**	**237,682**
Total Liabilities and Shareholder Equity	**$ 2,846,199**	**$ 2,200,320**

Consolidated Statements of Income

	3/31/2021	3/31/2020
	(In Thousands, Except Per Share Data)	
Total Interest Income	$ 24,442	$ 23,296
Total Interest Expense	2,339	4,653
Net Interest Income	22,103	18,643
Provision for Loan Losses	900	975
Net Interest Income After Provision for Loan Losses	21,203	17,668
Total Other Income	6,210	3,897
Total Operating Expenses	12,225	12,741
Income Before Provision for Income Taxes	15,188	8,824
Provision for Income Taxes	3,674	1,558
Net Income	**$ 11,514**	**$ 7,266**
Earnings Per Share: Basic	**$ 1.49**	**$ 1.03**
Earnings Per Share: Diluted	**$ 1.49**	**$ 1.02**

Key Financial Metrics

	3/31/2021	3/31/2020
YTD Return on Average Assets	1.67%	1.32%
YTD Return on Average Equity	15.34%	12.45%
Average Assets per Average FTE	$ 9,078	$ 7,743
Net Interest Margin (YTD)	3.57%	3.81%
Full Time Equivalent - period end	299	284
Dividend Payout Ratio	14%	19%
Dividends Per Share (YTD)	$ 0.21	$ 0.20
Shares Outstanding - period end	7,729,216	7,155,955



PASCH



PATTERSON



KLAHN



MARSCHKE



SIEBERT



BERKEN



GREEN

Bank First announces new hires and promotions



PHARIS



STEIMLE

TOM PASCH, Vice President – Business Banking, recently joined Bank First. Tom has over 12 years of business banking experience and is responsible for the growth and management of family-owned and closely held business relationships in the Watertown market and surrounding areas. He attended Brown College in Minnesota and served in the Army National Guard. Active in the Watertown community, he is the President of Rotary Club, serves as an Alderman on the City Council, a board member of the YES! Group, and shares his time and talents on his church council. Tom takes pride in coaching his daughter's basketball team and is an avid outdoors enthusiast. He resides in Watertown with his wife, Julie, and their four daughters.

JOSHUA PATTERSON has been promoted to Vice President – Branch Manager. Joshua joined the bank in 2020 as Vice President – Retail Banking and has over 16 years of experience in the financial industry, 13 of which specializing in mortgage lending. In his new role, Joshua will supervise and manage the retail banking team in Watertown while continuing to develop new and enhance our existing customer relationships. He graduated with a Bachelor of Arts degree from Wisconsin Lutheran College in Milwaukee. He is a member of the school board at his church in Jefferson and a volunteer youth coach. Joshua enjoys playing basketball in winter recreation leagues, is an avid sports fan, enjoys camping with his family, and takes pleasure in lending a helping hand on his parent's farm. He lives in Jefferson with his wife, Melissa, and their four children.

DEREK KLAHN has been promoted to Senior Vice President - Business Banking. Derek joined the bank in 2014 as a Business Analyst and quickly evolved into an essential member of the Sheboygan County business banking team. He earned his Bachelor of Business Administration degree from UW – Madison and earned his Master of Business Administration degree from UW – Milwaukee. With a focus on community involvement, Derek is an active member of the Sheboygan Downtown Rotary, where he serves as Vice President. He also volunteers at First United Lutheran Church in Sheboygan and serves on the church's Endowment Board. In his spare time, Derek enjoys fishing, hunting, golfing, and spending time with family and friends. Derek resides in Sheboygan with his wife, Shannon, and their two children.

HAYLEY MARSCHKE joined the bank in January of this year as Retail Banker and has recently been promoted to Retail Market Manager. In her new role, Hayley is focused on developing new relationships and enhancing the experience for existing retail banking relationships in the bank's Waupaca, Clintonville, Iola, and surrounding area markets. Hayley is a member of the Portage County Business Council and a member and former President of the Stevens Point Noon Optimist Club. She lives in Stevens Point with her husband, Landen. They have three sons who are involved in baseball, basketball, and football. Hayley and her family enjoy traveling and experiencing the outdoors.

STEVE SIEBERT has been promoted to Assistant Vice President - Retail Banking at Bank First. Steve joined the bank in 2017 and has over 17 years of experience in retail banking. Focused on community involvement, Steve stays active with Hope Lutheran Church, Junior Achievement, and Habitat for Humanity. He is active in bowling and softball leagues, enjoys camping during the summer, hunting in the fall, and taking road trips all across the U.S. He also appreciates all four seasons Wisconsin has to offer and likes cheering on the Packers, Badgers, Bucks, and Brewers with his wife.

GREG BERKEN has been promoted to Vice President - Controller. Greg began his career at Bank First in 2011 as Internal Auditor and has held various positions in the bank's finance department including Senior Accounting Financial Analyst and most recently as Assistant Controller. Greg received his Bachelor's degree from UW – Milwaukee, double majoring in Accounting and Finance. He received his Master of Business Administration from Lakeland University and became a licensed CPA in 2018. Greg volunteers for the Little Chute Jaycees and enjoys golf, basketball, biking and live music. He is a Wisconsin sports enthusiast and follows the Brewers, Packers, Bucks, and Badgers.

EVELYN GREEN has been promoted to Assistant Vice President - Retail Banking. Evelyn joined the bank in 2017 with 40 years of banking experience and is a significant member of the retail banking team serving in the bank's Plymouth office. Evelyn is a firm believer in assisting aging seniors and she volunteers her time delivering for Meals on Wheels and participating in other activities. Outside the office, Evelyn enjoys day trips with her husband exploring Wisconsin. Her passion is taking on new adventures with her children and husband – including roller skating, biking, trail running and participating in all types of races throughout the state.

MELISSA PHARIS has been promoted to Assistant Vice President – Branch Manager. After joining Bank First in 2016 as a Personal Banker, Melissa advanced to Retail Banker and then onto her most recent position as Branch Manager. Melissa will continue to focus on the growth and development of the bank's Kiel market by building new and enhancing existing retail banking relationships. Melissa earned her bachelor's degree in accounting from Lakeland College. Active in the community, Melissa is a member of the Kiel Area Association of Commerce and assists in organizing the Kiel parade. In her spare time, she enjoys traveling, spending time with family and friends, camping, and is excited to use her new kayak.

ELI STEIMLE has been promoted to Assistant Vice President - Business Banking. Eli joined the bank in 2010 as a youth apprentice on the teller line, performed an internship in the Treasury Management department, and worked as a Business Analyst at the bank. Most recently, Eli has been instrumental in the bank's involvement in the Small Business Administration's Paycheck Protection Program. He received a Bachelor of Business Administration degree and a Master's degree in Accounting from UW – Madison. Eli earned his CPA designation in 2018 and is currently pursuing his Master of Business Administration degree at Marquette University. Involved in his community, he currently serves as Board President for Grow It Forward, a nonprofit whose mission is to grow, teach, feed and connect our local food community, as well as Vice Chair on the Manitowoc-Two Rivers YMCA Board of Directors.